ETF Opportunities Trust 485BPOS

Exhibit 99(h)(26)

November 6, 2023

Mr. David Bogaert
ETF Opportunities Trust
8730 Stoney Point Parkway, Suite 205
Richmond, VA 23235

Re: ETF Opportunities Trust (the "Trust") - Brendan Wood TopGun ETF (the “Fund")

Dear Mr. Bogaert,

This letter confirms the agreement of Tuttle Capital Management, LLC (the "Adviser") with the Trust to waive 0.03% of the Fund's annual advisory fee under the Investment Advisory Agreement dated April 1, 2023, as amended September 26, 2023, between the Trust and the Adviser.

The Trust and the Adviser agree that the foregoing fee waiver for the Fund is effective from commencement of operations, through December 31, 2024. This waiver may only be terminated by the Fund's Board of Trustees (and not by the Adviser) prior to such date.

Your signature below acknowledges acceptance of this letter agreement:

Tuttle Capital Management, LLC

By:	/s/ Matthew Tuttle
Name: Matthew Tuttle
Title: Chief Executive Officer and Chief Investment Officer

ETF Opportunities Trust

By:	/s/ David A. Bogaert
Name: David A. Bogaert
Title: President